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                                                                 EXHIBIT 23.2



                      CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the inclusion in this registration statement on Form SB-2 of our report, which includes an explanatory paragraph that refers to conditions that raise substantial doubt about the Company's ability to continue as a going concern, dated March 15, 1996, except as to the information in Note 13, for which the date is April 24, 1996, on our audits of the financial statements of Xybernaut Corporation (formerly Computer Products & Services, Inc.) and Affiliate as of March 31, 1994 and 1995 and December 31, 1995 and for each of the two years in the period ended March 31, 1995 and the nine months ended December 31, 1995. We also consent to the reference to our firm under the captions "Experts" and "Selected Financial Data."


                                           /s/ COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, PA
April 26, 1996